SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 28, 2005

SYNIVERSE HOLDINGS, INC

SYNIVERSE TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware Delaware	001-32432 333-88168	30-0041666 06-1262301
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Tampa City Center, Suite 700

Tampa, Florida 33602

Telephone: (813) 273-3000

(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry into a Material Definitive Agreement

Syniverse Technologies, Inc. (the “Company”) has entered into an office lease agreement (the “Lease”) with 581 Highwoods, L.P.. (the “Landlord”), dated as of February 28, 2005. The Lease provides, among other things, for (i) a lease term of eleven years commencing on the earlier to occur of November 1, 2005 or the date the Company occupies the lease property for purposes of conducting its business, but with lease payments beginning one (1) year following the commencement date, (ii) a 199,000 square foot facility located in Tampa, FL for general office use, including, without limitation, a network operations center, data center, call center and other related telecommunications services, (iii) annual base rent of $12.50 per square foot, or approximately $2.5 million per year, payable monthly with yearly increases based on a CPI ratio of not less than 2.5% and not more than 3%,, (iv) a $0.30 annual per square foot reduction in base rent upon the Company meeting certain financial measures, (v) the Company to pay certain operating expenses and utilities and sales and use taxes associated with the leased facility and (vi) the Company to provide a $2.5 million letter of credit that will be reduced by $500,000 annually on the second anniversary of the commencement date.

ITEM 9.01. Financial Statements and Exhibits

Exhibit No.	Description
10.1*	Office Lease Agreement, dated as of February 28, 2005, by and among Syniverse Technologies, Inc., and 581 Highwoods L.P

*	To be filed in Syniverse Holdings, Inc.’s and Syniverse Technologies, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

Dated: March 4, 2005

SYNIVERSE HOLDINGS, INC.
(Registrant)

/s/ Raymond L. Lawless
Raymond L. Lawless
Chief Financial Officer and Secretary

SYNIVERSE TECHNOLOGIES, INC.
(Registrant)

/s/ Raymond L. Lawless
Raymond L. Lawless
Chief Financial Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1*	Office Lease Agreement, dated as of February 28, 2005, by and among Syniverse Technologies, Inc., and 581 Highwoods, L.P.

*	To be filed in Syniverse Holdings, Inc.’s and Syniverse Technologies, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2004.